EXIDE ELECTRONICS GROUP, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)
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EXHIBIT 11

PRIMARY
                                                        Three Months Ended    Nine Months Ended
                                                             June 30,              June 30,
                                                        ------------------    -----------------
                                                          1995       1994      1995       1994
                                                          ----       ----      ----       ----
Net income                                             $ 4,093    $ 3,176   $ 3,768    $ 5,585
Preferred stock dividends                                  197        197       592        593
                                                           ---        ---       ---        ---
Net income applicable to common shareholders           $ 3,896    $ 2,979   $ 3,176    $ 4,992
                                                       =======    =======   =======    =======
Net income per common and equivalent share             $  0.49    $  0.38   $  0.40    $  0.64
                                                       =======    =======   =======    =======
Primary Share Base:

Weighted average number of common shares
   outstanding                                           7,773      7,683     7,742      7,648
Weighted average number of common
   stock equivalents                                       130        163       103        155
                                                           ---        ---       ---        ---
Weighted average number of common and
   equivalent shares outstanding                         7,903      7,846     7,845      7,803
                                                         =====      =====     =====      =====
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FULLY DILUTED (1)
                                                       Three Months Ended    Nine Months Ended
                                                             June 30,             June 30,
                                                        ------------------   -----------------
                                                         1995        1994      1995      1994
                                                         ----        ----      ----      ----
Net income                                             $ 4,093    $ 3,176   $ 3,768    $ 5,585
Add interest on convertible notes, net of taxes            201        193       591        605
                                                           ---        ---       ---        ---
Net income applicable to common shareholders           $ 4,294    $ 3,369   $ 4,359    $ 6,190
                                                       =======    =======   =======    =======
 Income per common and equivalent share                $  0.44    $  0.35   $  0.45    $  0.65
                                                       =======    =======   =======    =======
Fully Diluted Share Base:

Number of common shares outstanding,
   end of period                                         7,777      7,698     7,776      7,698
Assumed conversion of preferred stock and
   convertible notes                                     1,743      1,743     1,743      1,743
Weighted average number of common
   stock equivalents                                       249        153       256        143
                                                           ---        ---       ---        ---
Weighted average number of common and
   equivalent shares outstanding                         9,769      9,594     9,775      9,584
                                                         =====      =====     =====      =====

(1)  This calculation is submitted in accordance with Regulation S-K item 601 (b)(11), although it is contrary to APB Opinion No. 15 because it includes the conversion of all convertible securities, even though the conversion of certain of these securities produces an anti-dilutive effect on fully diluted earnings per share.

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